Exhibit 99.5

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Note: The information contained in this Item has been updated to reflect a change to reportable segments discussed in the notes to the financial statements. This Item has not been updated to reflect any other changes since the filing of the 2014 Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Annual Report”). For significant developments since the filing of the 2014 Annual Report, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that are based on management’s current expectations, estimates, and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements. Known material factors that could cause our actual results to differ from those in the forward-looking statements are those we discuss under Part I, Item 1A. Risk Factors. Additionally, you should read the following discussion together with the financial statements and the related notes included in Item 8. Financial Statements and Supplementary Data.

Our discussion and analysis includes the following topics:

•	Strategic Outlook

•	Developing Trends in the ATM and Financial Services Industry

•	Recent Events

•	Components of Revenues, Cost of Revenues, and Expenses

•	Results of Operations

•	Non-GAAP Financial Measures

•	Liquidity and Capital Resources

•	Critical Accounting Policies and Estimates

•	New Accounting Pronouncements Issued but Not Yet Adopted

•	Commitments and Contingencies

Strategic Outlook

Over the past several years, we have expanded our operations both domestically and internationally through acquisitions, continued to deploy ATMs in high-traffic locations under contracts with well-known retailers, expanded our relationships with leading financial institutions through growth of our Allpoint surcharge-free ATM network and bank branding programs, and made strategic acquisitions and investments to expand new product offerings and capabilities of our ATMs.

We have completed several acquisitions since 2011, including the acquisitions of: (1) eight domestic ATM operators, expanding our fleet in both multi-unit regional retail chains and individual merchant ATM locations in the U.S. by approximately 57,950 ATMs, (2) two Canadian ATM operators for a total of approximately 1,400 ATMs, which allowed us to enter into and expand our international presence in Canada, and (3) Cardpoint in August 2013, which further expanded our U.K. ATM operations by approximately 7,100 ATMs and also allowed us to enter into the German market with approximately 800 ATMs. In addition to ATM acquisitions, we have also made strategic acquisitions including (1) LocatorSearch in August 2011, a domestic leading provider of location search technology deployed by financial institutions to help customers and members find the nearest, most appropriate and convenient ATM location based on the service they seek, (2) i-design group plc (“i-design”) in March 2013, which is a Scotland-based provider and developer of marketing and advertising software and services for ATM operators and (3) Sunwin in 2014, a U.K. based provider of secure cash logistics, ATM maintenance, and other services.

While we will continue to explore potential acquisition opportunities in the future as a way to grow our business, we also expect to continue launching new products and services that will allow us to further leverage our existing ATM and financial services kiosk network. In particular, we see opportunities to expand our operations through the following:

•	increase our number of deployed devices with existing as well as new merchant relationships

•	expand our relationships with leading financial institutions

•	work with non-traditional financial institutions and card issuers to further leverage our extensive ATM and financial services kiosk network

•	increase transaction levels at our existing locations

•	develop and provide additional services at our existing ATMs

•	pursue additional managed services opportunities

•	pursue international growth opportunities

For additional discussion of each of our strategic points above, see Part I, Item 1. Business – Our Strategy.

Developing Trends in the ATM and Financial Services Industry

Increase in Surcharge-Free Offerings. Many U.S. retail banks are aggressively competing for market share, and part of their competitive strategy is to increase their number of customer touch points, including the establishment of an ATM network to provide convenient, surcharge-free access to cash for their customers. While owning a large ATM network would be a key strategic asset for a bank, we believe it would be uneconomical for all but the largest banks to build and operate an extensive ATM network. Bank branding of ATMs and participation in surcharge-free networks allow financial institutions to rapidly increase surcharge-free ATM access for their customers at substantially lower cost than building their own ATM networks. These factors have led to an increase in bank branding and participation in surcharge-free networks, and we believe that there will be continued growth in such arrangements.

Increase in Usage of Stored-Value Prepaid Debit Cards. In the U.S., we have seen a proliferation in the issuance and acceptance of stored-value prepaid debit cards as a means for consumers to access their cash and make routine retail purchases. Based on published studies, the value loaded on stored-value prepaid cards such as open loop network-branded money and financial services cards, payroll and benefit cards and social security cards, is expected to increase in the next few years.

We believe that our network of ATMs and financial services kiosks, located in well-known retail establishments throughout the U.S., provides a convenient and cost-effective way for holders of such cards to access their cash and potentially conduct other financial services transactions. Furthermore, through our Allpoint network, we partner with financial institutions that issue and sponsor stored-value prepaid debit card programs on behalf of corporate entities and governmental organizations, and we are able to provide holders of such cards convenient, surcharge-free access to their cash. We believe that the number of prepaid cards being issued and in circulation has increased significantly over the last couple of years and represents a significant portion of the year-over-year withdrawal transaction count gains that we have seen in the U.S.

Growth in Other Automated Consumer Financial Services. Approximately 75% of all ATM transactions in the U.S. are cash withdrawals, with the remainder representing other basic banking functions such as balance inquiries, transfers, and deposits. We believe that there are opportunities for a large non-bank ATM operator to provide additional financial services to customers, such as check cashing, remote deposit capture, money transfer, bill payment services, and stored-value card reload services through self-service kiosks. These additional consumer financial services could result in additional revenue streams for us and could ultimately result in increased profitability. However, it would require additional capital expenditures on our part to offer these services more broadly than we currently do.

Managed Services. While many banks own significant networks of ATMs that serve as extensions of their branch networks and increase the level of service offered to their customers, large ATM networks are costly to operate and typically do not provide significant revenue for banks and smaller financial institutions. Similarly, there are retailers that own their own network of ATMs for added services to their customers. Operating a network of ATMs is not a core competency for the majority of banks or other financial institutions and for retailers; therefore, we believe there is an opportunity for a large non-bank ATM and financial services kiosk operator such as ourselves, with lower costs and an established operating history, to contract with financial institutions and retailers to manage their ATM networks. Such an outsourcing arrangement could reduce a financial institution’s operational costs while extending their customer service. Additionally, we believe there are opportunities to provide selected services on an outsourced basis, such as transaction processing services, to other independent owners and operators of ATMs and financial services kiosks.

Growth in International Markets. In most regions of the world, ATMs are less common than in the U.S. We believe the ATM industry will grow faster in certain international markets, as the number of ATMs per capita in those markets increases and begins to approach the levels in the U.S. and, the U.K. In addition, there has been a trend toward growth of non-branch ATMs in the other international markets we operate in, including Germany, which we entered into during 2013 through the Cardpoint acquisition.

•	United Kingdom. The U.K. is the largest ATM market in Europe. According to LINK (which connects the ATM networks of all U.K. ATM operators), approximately 69,100 ATMs were deployed in the U.K. as of September 2014, of which approximately 34,800 were operated by non-banks. Similar to the U.S., electronic payment alternatives have gained popularity in the U.K. in recent years. However, cash is still the primary payment method preferred by consumers, representing approximately 60% of spontaneous payments above £1.00 according to the UK Payments Council’s UK Consumer Payments 2014 publication. Due to the maturing of the ATM market, we have seen both the number of ATM deployments and withdrawals slow in recent years, and there has been a shift from pay-to-use ATMs to free-to-use ATMs. We significantly expanded in the U.K. during 2013 through the acquisition of Cardpoint and in 2014 through the acquisition of Sunwin and a new ATM operating agreement with Co-op Food. We expect to further expand our operations in this market through new locations with existing merchant customers along with new merchants with whom we may acquire relationships and other growth strategies.

•	Germany. We entered the German market in August 2013 through our acquisition of Cardpoint. The German ATM market is highly fragmented and may be under-deployed, based on its population’s high use of cash relative to other markets in which we operate, such as the U.S. and U.K. There are approximately 58,500 ATMs in Germany that are largely deployed in bank branch locations. This fragmented and potentially under-deployed market dynamic is attractive to us, and as a result, we believe there are a number of opportunities for growth in this market. Girocard, which is the interbank network that connects the ATM network of German ATMs and banks, enabled surcharging in early 2011.

•	Mexico. According to the Central Bank of Mexico, as of September 2013 (latest statistics date), Mexico had approximately 40,100 ATMs operating throughout the country, most of which were owned by national and regional banks. Due to a series of governmental and networks regulations over the past few years that have been mostly detrimental to us, along with increased theft attempts on our ATMs in this market, we have slowed our expansion in this market in recent years. However, we continue to pursue opportunities to grow profitably with large retailers and financial institutions in the region on a selective basis.

•	Canada. We entered the Canadian market in October 2011 through a small acquisition, and further expanded our presence in the country through another small acquisition in December 2012. We expect to continue to grow our number of ATM locations in this market and plan to leverage our U.S. operations to support our anticipated growth in this market. We believe that we can leverage our existing relationships with merchant retailers with whom we have significant existing relationships in place in the U.S. to service their Canadian operations, such as our expansion with 7-Eleven Canada during 2012. Furthermore, in 2012, we established a relationship with Scotiabank to provide vault cash in Canada, as well as brand the ATMs in 7-Eleven locations with their logo. In 2014, we further expanded our Canadian business with new retail sites and a branding relationship with CIBC. As we expand our footprint in Canada, we plan to seek additional partnerships with financial institutions to implement bank branding and other financial services, similar to our bank branding and surcharge-free strategy in the U.S.

Increases in Surcharge Rates. As financial institutions in the U.S. increase the surcharge rates charged to non-customers for the use of their ATMs, it enables us to increase the surcharge rates charged on our ATMs in selected markets and with certain merchant customers as well. We also believe that higher surcharge rates in the market make our surcharge-free offerings more attractive to consumers and other financial institutions. In 2009 and 2010, we saw broad increases in surcharge rates in the industry. Over the last few years, we have seen a slowing of surcharge rate increases and expect to see more modest increases in surcharge rates in the near future.

Decrease in Interchange Rates. The interchange rates paid to independent ATM deployers, such as ourselves, are in some cases set by the various EFT networks over which the underlying transactions are routed. In recent years, several networks in the U.S. have not only reduced the per transaction interchange paid to ATM deployers for transactions routed through their networks, but have also increased the fees they charge ATM deployers to have access to their networks. These access fees are referred to as “acquirer fees.” As a result of these actions, we have experienced a decrease in the net interchange rate we receive on transactions performed at our ATMs. During the second quarter of 2012, a major global network reduced the interchange it pays to ATM deployers and also increased the acquirer fees paid by ATM deployers. This network action also prompted some financial institutions to shift their transaction volume to lower interchange rate networks, further reducing our interchange revenues. If financial institutions move to take further advantage of lower interchange rates, or if networks reduce the interchange rates they currently pay to ATM deployers or increase their network fees, our future revenues and gross profits would be negatively impacted. We have taken measures to mitigate our exposure to interchange rate reductions by networks, including, but not limited to: (1) where possible, routing transactions through a preferred network such as the Allpoint network, where we have influence over the per transaction rate; (2) negotiating directly with our financial institution partners for contractual interchange rates on transactions involving their customers; and (3) developing contractual protection from such rate changes in our agreements with merchants and financial institution partners. As of December 31, 2014, approximately 5% of our total ATM operating revenues were subject to pricing changes by U.S. networks over which we currently have limited influence or have limited ability to offset against fees we pay to merchants in the event of a rate decrease.

Interchange rates in the U.K., are set by LINK, the U.K.’s primary ATM debit network. LINK sets the interchange rates in the U.K. annually using a cost-based methodology that incorporates interest rates and other ATM service costs from two years back (i.e., interest rates and other costs from 2013 are considered for determining the 2015 interchange rate). In addition to LINK transactions, certain card issuers in the U.K. have issued cards that are not affiliated with the LINK network, and instead carry the Visa or MasterCard network brands. Transactions conducted on our ATMs from these cards, which currently represent less than 2% of our annual withdrawal transactions in the U.K., receive interchange fees that are set by Visa or MasterCard, respectively. The interchange rates set by Visa and MasterCard have historically been less than the rates that have been established by LINK. Accordingly, if any major financial institutions in the U.K. were to decide to leave the LINK network in favor of Visa or MasterCard, such a move could further reduce the interchange revenues that we receive from the related withdrawal transactions conducted on our ATMs in that market.

Recent Events

Withdrawal Transaction and Revenue Trends – U. S. For the year ended December 31, 2014, total same-store cash withdrawal transactions conducted on our domestic ATMs increased by 0.3% over the prior year. We define same-store ATMs as all ATMs that were continuously transacting for both the current period and the comparable period in the prior year to ensure the exclusion of any new growth or mid-month installations. We believe that the small increase in same-store transactions during the year was impacted by several factors, including: (1) a continued shift in the mix of withdrawal transactions being conducted on our domestic network of ATMs (i.e., more surcharge-free and less surcharge-based withdrawal transactions) resulting from the continued evolution and growth of our surcharge-free product offerings; and (2) the continued growth in the use of network-branded stored-value cards by employers and governmental agencies for payroll and benefit-related payments. We believe these factors have been partially offset by banks, in some cases, charging their customers for using ATMs not belonging to them. We expect to continue to see a flat or low single-digit rate of increase in the number of cash withdrawal transactions being conducted on our domestic ATMs on a same-store basis in the near future.

Many banks are reducing the number of branches they operate to reduce their operating costs, giving rise to a desire for more robust automated banking solutions, such as ATMs. Over the last several years, some of the largest U.S. banks serving the market for consumer banking services have begun to aggressively compete for market share, and part of their competitive strategy is to increase their number of customer touch points, including the establishment of an ATM network to provide convenient, surcharge-free access to cash for their customers. As a result, in certain situations, we have faced direct competition from large U.S. banks for ATM placement opportunities. While a large ATM network would be a key strategic asset for a bank, we believe it would be uneconomical for all but the largest banks to build and operate an extensive ATM network. Bank branding of our ATMs and participation in our surcharge-free network allow financial institutions to rapidly increase surcharge-free ATM access for their customers at a substantially lower cost than building their own ATM network. We also believe there is an opportunity for a large non-bank ATM and financial services kiosk operator such as ourselves, with lower costs and an established operating history, to contract with financial institutions and retailers to manage their ATM networks. Such an outsourcing arrangement could reduce a financial institution’s operational costs while extending its customer service. Furthermore, we believe there are opportunities to provide selected services on an outsourced basis, such as transaction processing services, to other independent owners and operators of ATMs and financial services kiosks. These factors have led to an increase in bank branding, participation in surcharge-free networks, and managed services arrangements, and we believe that there will be continued growth in such arrangements.

In 2014, we received notice from one of our largest branding partners, Chase, of their intention not to renew or extend a number of ATM branding contracts with us. While we expect this action to have a moderate negative impact on 2015 results, we do not believe that it will have a long-term adverse impact on our financial results and our ability to continue offering bank branding solutions to financial institutions. We are in advanced discussions with multiple financial institutions to replace the branding on a significant number of the ATMs previously branded by Chase.

Withdrawal Transaction and Revenue Trends – U.K. In recent periods, we have installed more free-to-use ATMs as opposed to surcharging pay-to-use ATMs in the U.K. due in part to our major corporate customer contract additions, that tend to operate mostly in high traffic locations where free-to-use ATMs are more prevalent. Although we earn less revenue per cash withdrawal transaction on a free-to-use machine, the significantly higher volume of transactions conducted on free-to-use machines has generally translated into higher overall revenues. In 2014, our overall same-store transaction growth rate in the U.K. was -2.0%.

Financial Regulatory Reform in the U.S. The Dodd-Frank Act, which contains broad measures aimed at overhauling financial regulations within the U.S., was signed into law on July 21, 2010. Among many other things, the Dodd-Frank Act includes provisions that (1) have resulted in the creation of a new Bureau of Consumer Financial Protection, (2) limit the activities that banking entities may engage in, and (3) give the Federal Reserve the authority to regulate interchange transaction fees charged by EFT networks for electronic POS debit transactions. ATM debit transactions were determined not to be subject to regulation under the Dodd-Frank Act. As a result of the Dodd-Frank Act, we have seen networks and banks take different actions to attempt to mitigate reductions to fees that they previously earned on certain transaction types, such as POS debit interchange. As potentially an indirect consequence, certain networks over which our ATM transactions are routed have reduced the net interchange paid to us. Other possible longer-term impacts of this broad legislation are unknown to us at this time, but we have seen certain actions taken by banks that indicate debit cards are no longer considered as an attractive form of payment as they previously had been.

        Europay, MasterCard, Visa (“EMV”). The EMV standard provides for the security and processing of information contained on microchips embedded in certain debit and credit cards, known as “chip cards.” This standard has already been adopted in the U.K., Germany, Mexico, and Canada, and our ATMs in those markets are in compliance. In the U.S., MasterCard announced plans for a liability shift from the issuers of these cards to the party that has not made the investment in EMV equipment (acquirer) for fraudulent counterfeit card Maestro cross-border transactions. MasterCard’s liability shift on International Maestro (MasterCard) transactions occurred in April 2013, and while the majority of our U.S. ATMs are not currently EMV-compliant, we do not expect this liability shift to have a significant impact on our business or results as International Maestro transactions currently comprise less than 1% of our U.S. transaction volume. As of the Maestro liability shift date of April 2013, we implemented additional fraud monitoring methods to minimize fraud losses. To date, we have seen minimal fraud losses. In February 2013, Visa announced plans for a liability shift to occur in October 2017 for all transactions types on domestic or international EMV-issued cards. MasterCard has also announced that liability shift for its domestic ATM transactions on EMV-issued cards will occur in October 2016. At this time, neither MasterCard nor Visa are requiring mandatory upgrades to ATM equipment; however, all of our recent ATM deployments have been with ATMs that are EMV-ready, and we plan to upgrade the majority of our U.S. fleet in advance of the October 2016 MasterCard liability shift date for domestic transactions. At this time, through a combination of ordinary replacement of equipment, routine scheduled maintenance visits to our ATMs, and evolving technology to meet compliance, we do not expect the U.S. EMV standard, being driven by MasterCard- and Visa-announced liability shifts, to have a major impact on our financial results and capital expenditure requirements. We have already commenced our plan to make our U.S. fleet EMV-compliant, and currently estimate that the incremental potential cost to make our entire current Company-owned U.S. ATM fleet, inclusive of recent acquisitions, fully compliant with the EMV standard is approximately $40 million to $50 million, a portion of which was incurred during 2014. With the increased capital investments required as a direct result of EMV, our depreciation expense may increase in the future. Additionally, there is a possibility that we could incur asset write-offs or accelerated depreciation expense on certain ATM units. We also may experience a higher rate of unit count attrition for our merchant-owned ATMs in the future as a result of this standard; however, we are currently developing programs to make EMV upgrades attractive to merchants that own their own ATMs.

Financial Regulatory Reform in the U.K. and the European Union. In March 2013, the U.K. Treasury department (the “Treasury”) issued a formal recommendation to further regulate the U.K. payments industry, including LINK, the nation’s formal ATM scheme. In October 2013, the U.K. government responded by establishing the new Payment Systems Regulator (“PSR”) to oversee any payment system operating in the U.K. and its participants. The ultimate impact of the establishment of the PSR will not be known until it is officially formed in April 2015.

In July 2013, the European Commission put forward a new draft directive (the “draft Directive”) to regulate payment service providers operating in the European Union (“PSD2”). Broadly, PSD2 seeks to harmonize rules for the licensing of payment institutions and introduces certain common rules affecting all payment service providers (“PSPs”) throughout the European Union. The draft Directive sets out the rights and obligations of payment service users and PSPs together with transparency and security requirements to facilitate safe, efficient payment transactions. Whereas the current Payment Services Directive exempts independent ATM deployers, PSD2 (as currently drafted) will apply to businesses of this nature. The draft Directive is currently still in Committee stage in the European Parliament and has not yet been properly considered by the Council. We anticipate that the draft Directive will not be finalized until 2015 and that it will take up to an additional two years for member states to transpose it into domestic law. For additional information on regulatory risks in the U.K., see Item 1A. Risk Factors.

U.K. Property Taxes. In the U.K., there is no requirement for property owners to declare ownership and valuation to taxing authorities for property tax purposes (referred to as “business rates” in the U.K.). Rather, the U.K. government sets the valuations on all the assessable properties that it is aware of and distributes the results to the various local government councils, who then may or may not send property tax bills to property owners at their discretion. Through mid-2013, we had only received tax bills for a portion of the ATMs in the U.K. and these amounts were not significant in the past. In May 2013, we received a notice from the U.K. governmental agency in charge of property taxes stating that it had obtained location and transaction count data for all ATMs in the U.K., and that it was in the process of creating or updating the valuations on many U.K. ATMs across the industry. In 2013, we received listings of proposed valuations for our ATMs, which indicated an annual incremental assessment of approximately £1.8 million ($2.9 million), net of amounts that may be contractually recovered from merchants and potential reductions resulting from successfully challenging the assessments with the U.K. government and local authorities. Under U.K. law, these taxes may be payable retroactive to April 2010 or to the date of first occupancy, whichever is later. As a result, we believe that it is probable that we will be assessed on significantly more ATMs than in the past, and as a result, during 2013 we recorded an additional expense of $8.7 million through the Cost of ATM operating revenues line item on our Consolidated Statement of Operations to account for not only current year taxes assessable but also an estimate for taxes assessable relating to previous years. We believe there are several strategies to mitigate these property tax assessments and we have been engaged in and plan to continue to aggressively pursue these strategies, to not only reduce the retroactive portion of such assessments, but to also minimize the potential ongoing impact of this change in approach by the U.K. taxing authorities.

Expansion in Germany. As noted above in Developing Trends in the ATM and Financial Services Industry – Growth in International Markets, we entered the German market in August 2013 through our acquisition of Cardpoint. The German ATM market is highly fragmented and may be under-deployed based on its population’s extensive use of cash relative to other markets in which we operate, such as the U.S. and U.K. There are approximately 58,500 ATMs in Germany that are largely deployed in bank branch locations. This fragmented and potentially under-deployed market dynamic is attractive to us, and as a result, we believe there are a number of opportunities for growth in this market and we plan to pursue many of them.

Mexico Business. A number of market forces have resulted in a reduction of the revenues and profits we earn from our ATMs in Mexico. As a result, we have reduced our ATM deployments in Mexico in recent years and we continue to evaluate each ATM’s revenue and profit contributions to our Mexico operations. During the fourth quarter of 2013, in response to increased physical ATM theft attempts and lower profitability on certain ATMs in Mexico, we took a number of ATMs out of service for a period of time to enhance some security features. In spite of some of the recent challenges of operating in this market, we believe long-term opportunities remain to operate a profitable operation in this market.

Factors Impacting Comparability Between Periods

•	Foreign Currency Exchange Rates. Our reported financial results are subject to fluctuations in exchange rates. With relatively minor fluctuations in the average rates between 2011 and 2014, our overall results have not been significantly impacted. However, during the second half of 2014, the U.S. dollar began to significantly appreciate in value relative to the currencies we transact business in our foreign operations. We expect that our reported results during 2015 will be moderately adversely impacted by a strengthened U.S. dollar.

•	Acquisitions. The results of operations for any acquired entities during a particular year have been included in our consolidated results for that year since the respective dates of acquisition.

Components of Revenues, Cost of Revenues, and Expenses

Revenues

We derive our revenues primarily from providing ATM and automated consumer financial services bank branding, surcharge-free network offerings, and sales and services of ATM equipment. We currently classify revenues into two primary categories: (1) ATM operating revenues and (2) ATM product sales and other revenues.

ATM Operating Revenues. We present revenues from ATM and automated consumer financial services, branding arrangements, surcharge-free network offerings and managed services as “ATM operating revenues” in our Consolidated Statements of Operations. These revenues include the fees we earn per transaction on our ATMs, fees we generate from bank branding arrangements and our surcharge-free network offerings, fees we earn on managed services arrangements, and fees earned from providing certain ATM management services. Our revenues from ATM services have increased in recent years due to the acquisitions we have completed, by unit expansion with our customer base, acquisition of new merchant relationships, expansion of our bank branding programs, and the growth of our Allpoint network.

ATM operating revenues primarily consist of the four following components: (1) surcharge revenue, (2) interchange revenue, (3) branding and surcharge-free network revenue, and (4) managed services revenue.

•	Surcharge revenue. A surcharge fee represents a convenience fee paid by the cardholder for making a cash withdrawal from an ATM. Surcharge fees often vary by the type of arrangement under which we place our ATMs and can vary widely based on the location of the ATM and the nature of the contracts negotiated with our merchants. Surcharge fees per surcharge-bearing transaction will vary depending upon the competitive landscape for surcharge fees at newly-deployed ATMs, the roll-out of additional branding arrangements, and future negotiations with existing merchant partners. For those ATMs that we own or operate that participate in surcharge-free networks, we do not receive surcharge fees related to withdrawal transactions from cardholders who are participants of such networks; rather we receive interchange and branding or surcharge-free network revenues, which are further discussed below. For certain ATMs owned and primarily operated by the merchant, we do not receive any portion of the surcharge but rather the entire fee is earned by the merchant. In the U.K., ATM operators must either operate ATMs on a free-to-use (surcharge-free) or on a pay-to-use (surcharging) basis. On free-to-use ATMs in the U.K., we only earn interchange revenue on withdrawal and other transactions, such as balance inquiries, that are paid to us by the customer’s financial institution through the ATM network in the U.K. On our pay-to-use ATMs, we only earn a surcharge fee on withdrawal transactions and no interchange is paid to us by the cardholder’s financial institution, except for non-cash withdrawal transactions such as balance inquiries for which interchange is paid to us by the cardholder’s financial institution. In Germany, we collect a surcharge fee on withdrawal transactions but do not receive any interchange revenue. In Mexico, domestic surcharge fees are generally similar to those charged in the U.S., except for machines that dispense U.S. dollars, where we charge an additional foreign currency convenience fee. Finally, in Canada, surcharge fees are comparable to those charged in the U.S., and we also earn an interchange fee that is paid to us by the cardholder’s financial institution.

•	Interchange revenue. An interchange fee is a fee paid by the cardholder’s financial institution for its customer’s use of an ATM owned by another operator and for the EFT network charges to transmit data between the ATM and the cardholder’s financial institution. We typically receive a majority of the interchange fee paid by the cardholder’s financial institution, with the remaining portion being retained by the EFT network. In the U.S., interchange fees are earned not only on cash withdrawal transactions but on any ATM transaction, including balance inquiries, transfers, and surcharge-free transactions. In the U.K., interchange fees are earned on all ATM transactions other than pay-to-use cash withdrawals. LINK sets the interchange rates for most ATM transactions in the U.K. annually by using a cost-based methodology that, among other costs, factors in the interest rates and cash costs from two years back (i.e., interest rates and other costs from 2013 are considered for determining the 2015 interchange rate). In Germany, there is no interchange mechanism and our primary revenue source is convenience fees paid by ATM users. Currently, we do not receive interchange revenue from domestic transactions in Mexico due to rules promulgated by the Central Bank of Mexico, which became effective in May 2010. In Canada, interchange fees are determined by Interac (the interbank network in Canada), and have remained at a constant rate over the past few years.

•	Branding and surcharge-free network revenue. Under a bank branding agreement, ATMs that are owned and operated by us are branded with the logo of the branding financial institution. Cardholders of the branding institution can use those machines without paying a surcharge, and in exchange for the value associated with displaying the brand and providing surcharge-free access to their cardholders, the financial institution typically pays us a monthly per-ATM fee. Historically, this type of branding arrangement has resulted in an increase in transaction levels at branded ATMs, as existing customers continue to use the ATMs and cardholders of the branding financial institution are attracted by the service. Additionally, although we forego the surcharge fee on transactions by the branding institution’s customers, we continue to earn interchange fees on those transactions along with the monthly branding fee, and typically enjoy an increase in surcharge-bearing transactions from users who are not customers of the branding institution as a result of having a financial institution brand on the ATMs. Based on these factors, we believe a branding arrangement can substantially increase the profitability of an ATM versus operating the same machine without a brand. Fees paid for branding vary widely within our industry, as well as within our own operations, depending on the ATM location, financial institutions operating in the area, and other factors. Regardless, we typically set branding fees at levels that more than offset our anticipated lost surcharge revenue.

Under the Allpoint network, financial institutions that are members of the network pay us either a fixed monthly fee per cardholder or a set fee per transaction in exchange for us providing their cardholders with surcharge-free access to many of our ATMs. These fees are meant to compensate us for the loss of surcharge revenues. Although we forego surcharge revenues on those transactions, we do continue to earn interchange revenues. Allpoint also works with financial institutions that manage stored-value debit card programs on behalf of themselves, corporate entities and governmental agencies, including general purpose, payroll, and EBT cards. Under these programs, the issuing financial institutions pay Allpoint either a per transaction fee or a fee per issued stored-value card in return for allowing the users of those cards surcharge-free access to the Allpoint network.

In addition to Allpoint, the ATMs that we operate in 7-Eleven stores, as well as select other merchant locations, participate in the Co-op network, the nation’s largest surcharge-free network devoted exclusively to credit unions.

•	Managed services revenue. Under a managed service arrangement, we offer ATM-related services depending on the needs of our customers, including monitoring, maintenance, cash management, cash delivery, customer service, transaction processing, and other services. Our customers, who include retailers and financial institutions, may also at times request that we own the ATM fleets. Under a managed services arrangement, all of the transaction-based surcharge and interchange fees are earned by our customer, whereas we typically receive a fixed management fee per ATM and/or a set fee per transaction for the services we provide. This arrangement allows our customers to have greater flexibility to control the profitability per ATM by managing the surcharge fee levels. Currently, we offer managed services in the U.S., U.K., and Canada, and plan to grow this arrangement both domestically and internationally in the future.

In addition to the above, we also earn ATM operating revenues from the provision of other financial services transactions at certain financial services kiosks that, in addition to standard ATM services, offer bill payment, check cashing, remote deposit capture, and money transfer services.

The following table presents the components of our total ATM operating revenues for the years indicated:

	2014	2013	2012
Surcharge revenue	45.3%	46.0%	47.2%
Interchange revenue	33.9	32.6	32.5
Bank branding and surcharge-free network revenues	15.5	16.6	16.1
Other ATM operating revenues, including managed services	5.3	4.8	4.2

Total ATM operating revenues	100.0%	100.0%	100.0%

ATM Product Sales and Other Revenues. We present revenues from the sale of ATMs and other non-transaction-based revenues as “ATM product sales and other revenues” in our Consolidated Statements of Operations. These revenues consist primarily of sales of ATMs and related equipment to merchants operating under merchant-owned arrangements, as well as sales under our value-added reseller (“VAR”) program with NCR. Under our VAR program, we primarily sell ATMs to associate VARs who in turn resell the ATMs to various financial institutions throughout the U.S. in territories authorized by the equipment manufacturer. We expect to continue to derive a portion of our revenues from sales of ATMs in the future. Additionally, effective with the completion of the Sunwin acquisition in November 2014, revenues earned from this business related to the provision of cash delivery and ATM maintenance services to third-party customers are now presented within this revenue category.

Cost of Revenues

Our cost of revenues primarily consists of those costs directly associated with transactions completed on our network of ATMs and financial services kiosks. These costs include merchant commissions, vault cash rental expense, other cost of cash, repairs and maintenance expense, communications expense, transaction processing fees, and direct operations expense. To a lesser extent, cost of revenues also includes those costs associated with the sales of ATMs. The following is a description of our primary cost of revenues categories:

•	Merchant Commissions. We pay our merchants a fee for allowing us an exclusive right to place our ATM at their location and that fee amount depends on a variety of factors, including the type of arrangement under which the device is placed, the type of location, and the number of transactions on that device. For the year ended December 31, 2014, merchant commissions represented 31.4% of our ATM operating revenues.

•	Vault Cash Rental Expense. We pay a fee to our vault cash providers for renting the cash that is maintained in our devices. As the fees we pay under our contracts with our vault cash providers are based on market rates of interest, changes in interest rates affect our cost of cash. In order to limit our exposure to increases in interest rates, we have entered into a number of interest rate swaps on varying amounts of our current and anticipated outstanding cash balances in our domestic operations through 2018. For the year ended December 31, 2014, vault cash rental expense, inclusive of our interest rate swap expense, represented 6.2% of our ATM operating revenues.

•	Other Costs of Cash. Other costs of cash includes all costs associated with the provision of cash for our devices except for rental expense, including armored courier services, insurance, cash reconciliation, associated wire fees, and other costs. For the year ended December 31, 2014, other costs of cash represented 8.3% of our ATM operating revenues.

•	Repairs and Maintenance. Depending on the type of arrangement with the merchant, we may be responsible for first and/or second line maintenance for the device. We typically use third-parties with national operations to provide these services, except for in the U.K. where we maintain an engineer team to service most of our ATMs in that market and those costs are included in the Other Expenses line described below. For the year ended December 31, 2014, repairs and maintenance expense represented 6.3% of our ATM operating revenues.

•	Communications. Under our Company-owned arrangements, we are responsible for expenses associated with providing telecommunications capabilities to the devices, allowing them to connect with the applicable EFT network.

•	Transaction Processing. We maintain our own EFT transaction processing platform, through which the majority of our ATMs are driven and monitored. We also utilize third-party processors to gateway transactions to the EFT networks for authorization by the cardholders’ financial institutions and to settle transactions. As a result of acquisitions completed in the last few years, we have inherited transaction processing contracts with certain third-party providers that have varying lengths of remaining contractual terms. Over the next couple of years, we expect to convert the majority of ATMs currently operating under these contracts to our own EFT transaction processing platform.

•	Other Expenses. Other expenses primarily consist of direct operations expenses, which are costs associated with managing our network, including expenses for monitoring the devices, program managers, technicians, cash ordering and forecasting personnel, and customer service representatives.

•	Cost of ATM Product Sales. In connection with the sale of equipment to merchants and distributors, we incur costs associated with purchasing equipment from manufacturers, as well as delivery and installation expenses. Additionally, it includes costs related to our armored courier operation and maintenance operations in the U.K.

We define variable costs as those that vary based on transaction levels. The majority of merchant commissions, vault cash rental expense, and other costs of cash fall under this category. The other categories of cost of revenues are mostly fixed in nature, meaning that any significant decrease in transaction volumes would lead to a decrease in the profitability of our operations, unless there was an offsetting increase in per-transaction revenues or decrease in our fixed costs. Although the majority of our operating costs are variable in nature, an increase in transaction volumes may lead to an increase in the profitability of our operations due to the economies of scale obtained through increased leveraging of our fixed costs and incremental preferential pricing obtained from our vendors. We exclude depreciation, accretion, and amortization of ATMs and ATM-related assets from our cost of ATM revenues.

The profitability of any particular location, and of our entire ATM and financial services kiosk operation, is driven by a combination of surcharge, interchange, branding and surcharge-free network revenues, and managed services revenues, as well as the level of our related costs. Accordingly, material changes in our surcharge or interchange revenues may be offset and in some cases more than offset by branding revenues, surcharge-free network fees, managed services revenues or other ancillary revenues, or by changes in our cost structure.

Other Operating Expenses

Our other operating expenses include selling, general and administrative expenses related to salaries, benefits, advertising and marketing, professional services, and overhead. Acquisition-related costs, depreciation and accretion of the ATMs, ATM-related assets, and other assets that we own, amortization of our acquired merchant contracts, and other amortizable intangible assets are also components of our other operating expenses. We depreciate our capital equipment on a straight-line basis over the estimated life of such equipment and amortize the value of acquired intangible assets over the estimated lives of such assets.

Results of Operations

The following table sets forth line items from our Consolidated Statements of Operations as a percentage of total revenues for the years indicated. Percentages may not add due to rounding.

	2014	2013	2012
Revenues:
ATM operating revenues	95.5%	97.5%	95.3%
ATM product sales and other revenues	4.5	2.5	4.7

Total revenues	100.0	100.0	100.0
Cost of revenues:
Cost of ATM operating revenues (excludes depreciation, accretion, and amortization of intangible assets shown separately below) (1)	62.5	65.5	64.4
Cost of ATM product sales and other revenues	4.2	2.4	4.3

Total cost of revenues	66.7	67.9	68.7

Gross profit	33.3	32.1	31.3
Operating expenses:
Selling, general, and administrative expenses (2)	10.8	9.7	8.4
Acquisition-related expenses (3)	1.7	1.8	0.4
Depreciation and accretion expense	7.2	7.8	7.9
Amortization of intangible assets	3.4	3.1	2.8
Loss on disposal of assets	0.3	0.3	0.2

Total operating expenses	23.3	22.7	19.7

Income from operations	9.9	9.4	11.6
Other expense (income):
Interest expense, net	2.0	2.4	2.7
Amortization of deferred financing costs and note discount	1.2	0.2	0.1
Redemption costs for early extinguishment of debt	0.9	—	—
Other income	(0.2)	(0.4)	(0.2)

Total other expense	3.9	2.3	2.6

Income before income taxes	6.0	7.1	9.0
Income tax expense (4)	2.7	4.8	3.5

Net income	3.3	2.4	5.5
Net loss attributable to noncontrolling interests	(0.2)	(0.4)	—

Net income attributable to controlling interests and available to common stockholders	3.5%	2.7%	5.6%

(1)	Excludes effects of depreciation, accretion, and amortization of intangible assets of $99.5 million, $87.2 million and $74.7 million for the years ended December 31, 2014, 2013, and 2012, respectively. The inclusion of this depreciation, accretion, and amortization of intangible assets in Cost of ATM operating revenues would have increased our Cost of ATM operating revenues as a percentage of total revenues by 9.4%, 9.9%, and 9.6% for the years ended December 31, 2014, 2013, and 2012, respectively.
(2)	Includes stock-based compensation expense of $15.2 million, $11.4 million, and $10.2 million for the years ended December 31, 2014, 2013, and 2012, respectively. The years ended December 31, 2013 and 2012 includes the effect of $0.5 million and $1.0 million, respectively, in severance costs associated with management of our U.K. operations.
(3)	Acquisition-related expenses include nonrecurring costs incurred for legal and professional fees and certain nonrecurring transition and integration-related costs, including contract termination costs, related to acquisitions.
(4)	The year ended December 31, 2013 includes $13.8 in income tax expense associated with restructuring our U.K. operations.

Key Operating Metrics

We rely on certain key measures to gauge our operating performance, including total transactions, total cash withdrawal transactions, ATM operating revenues per ATM per month, and ATM operating gross profit margin. The following table sets forth information regarding certain of these key measures for the periods indicated, excluding the effect of the acquisitions during the periods presented for comparative purposes.

EXCLUDING ACQUISITIONS:	Years Ended December 31,
	2014	2013
Average number of transacting ATMs:
United States: Company - owned	29,630	28,333
United Kingdom	8,036	7,450
Mexico	2,153	2,533
Canada	1,650	1,600
Germany	344	365

Subtotal	41,813	40,281
United States: Merchant - owned	19,184	21,072

Average number of transacting ATMs - ATM operations	60,997	61,353

United States: Managed services - Turnkey	2,128	2,191
United States: Managed services - Processing Plus	9,281	8,220
United Kingdom: Managed services	21	21
Canada: Managed services	535	306

Average number of transacting ATMs - Managed services	11,965	10,738

Total average number of transacting ATMs	72,962	72,091

Total transactions (in thousands):
ATM operations	933,509	860,062
Managed services	68,130	60,027

Total transactions	1,001,639	920,089

Total cash withdrawal transactions (in thousands):
ATM operations	551,973	521,282
Managed services	45,539	40,223

Total cash withdrawal transactions	597,512	561,505

Per ATM per month amounts (excludes managed services):
Cash withdrawal transactions	754	708

ATM operating revenues	$1,207	$1,127
Cost of ATM operating revenues (1)	794	744

ATM operating gross profit (1)(2)	$413	$383

ATM operating gross profit margin (1)(2)	34.2%	34.0%

(1)	Amounts presented exclude the effect of depreciation, accretion, and amortization of intangible assets, which is presented separately in our consolidated statements of operations. Additionally, excludes the effect of $8.7 million of nonrecurring expense related to U.K. retroactive property taxes on certain ATM locations in the U.K in the year ended December 31, 2013.
(2)	ATM operating gross profit and ATM operating gross profit margin are measures of profitability that are calculated based on only the revenues and expenses that relate to operating ATMs in our portfolio. Revenues and expenses relating to managed services and ATM equipment sales and other ATM-related services are not included.

The following table sets forth information regarding certain of these key measures for the periods indicated, including the effect of the acquisitions in the periods presented:

INCLUDING ACQUISITIONS:	Years Ended December 31,
	2014	2013
Average number of transacting ATMs:
United States: Company - owned	32,330	28,333
United Kingdom	12,098	7,450
Mexico	2,153	2,533
Canada	1,650	1,600
Germany	878	365

Subtotal	49,109	40,281
United States: Merchant - owned	22,590	21,072

Average number of transacting ATMs - ATM operations	71,699	61,353

United States: Managed services - Turnkey	2,128	2,191
United States: Managed services - Processing Plus	17,057	8,220
United Kingdom: Managed services	21	21
Canada: Managed services	535	306

Average number of transacting ATMs - Managed services	19,741	10,738

Total average number of transacting ATMs	91,440	72,091

Total transactions (in thousands):
ATM operations	1,040,241	860,062
Managed services	87,338	60,027

Total transactions	1,127,579	920,089

Total cash withdrawal transactions (in thousands):
ATM operations	617,419	521,282
Managed services	59,938	40,223

Total cash withdrawal transactions	677,357	561,505

Per ATM per month amounts (excludes managed services):
Cash withdrawal transactions	718	708

ATM operating revenues	$1,136	$1,127
Cost of ATM operating revenues (1)	743	744

ATM operating gross profit (1)(2)	$393	$383

ATM operating gross profit margin (1)(2)	34.6%	34.0%

(1)	Amounts presented exclude the effect of depreciation, accretion, and amortization of intangible assets, which is presented separately in our consolidated statements of operations. Additionally, excludes the effect of $8.7 million of nonrecurring expense related to U.K. retroactive property taxes on certain ATM locations in the U.K in the year ended December 31, 2013.
(2)	ATM operating gross profit and ATM operating gross profit margin are measures of profitability that are calculated based on only the revenues and expenses that relate to operating ATMs in our portfolio. Revenues and expenses relating to managed services and ATM equipment sales and other ATM-related services are not included.

Analysis of Results of Operations

Revenues

	For the Years Ended December 31,
	2014	% Change	2013	% Change	2012
	(In thousands, excluding percentages)
ATM operating revenues	$1,007,765	18.0%	$854,196	14.9%	$743,662
ATM product sales and other revenues	47,056	111.1%	22,290	(39.4)%	36,787

Total revenues	$1,054,821	20.3%	$876,486	12.3%	$780,449

ATM operating revenues. ATM operating revenues generated during December 31, 2014 and 2013 increased $153.6 million and $110.5 million, respectively, from the prior years. Below is the detail, by segment, of changes in the various components of ATM operating revenues:

	2013 to 2014 Variance
	North America	Europe	Eliminations	Total
	Increase
	(In thousands)
Surcharge revenues	$15,291	$47,924	$—	$63,215
Interchange revenues	14,534	48,940	—	63,474
Bank branding and surcharge-free network revenues	14,407	—	—	14,407
Managed services revenues	4,015	12	—	4,027
Other revenues	6,873	1,436	137	8,446

Total increase in ATM operating revenues	$55,120	$98,312	$137	$153,569

	2012 to 2013 Variance
	North America	Europe	Eliminations	Total
	Increase (decrease)
	(In thousands)
Surcharge revenues	$11,108	$30,765	$—	$41,873
Interchange revenues	11,036	25,618	—	36,654
Bank branding and surcharge-free network revenues	22,776	—	—	22,776
Managed services revenues	4,303	(3)	—	4,300
Other revenues	5,045	1,163	(1,277)	4,931

Total increase (decrease) in ATM operating revenues	$54,268	$57,543	$(1,277)	$110,534

North America. During the years ended December 31, 2014 and 2013, our North America segment, which includes the U.S., Mexico, Canada, Puerto Rico and the U.S. Virgin Islands operations, experienced an increase in ATM operating revenues when compared to the prior years, driven in part by contributions from acquired businesses which accounted for approximately $25.4 million and $11.8 million of the increase for 2014 and 2013, respectively. In both 2014 and 2013, the remaining increase was due to growth achieved from a combination of revenue sources, including: (1) increased surcharge revenue primarily as a result of a higher machine count and total transaction count; (2) an increase in bank branding and surcharge-free network revenues that resulted from the continued growth of participating banks and other financial institutions in our bank branding program and our Allpoint network; and (3) an increase in managed services revenue as a result of increasing the number of customers operating under this contract arrangement.

For additional information on recent trends that have impacted, and may continue to impact, the revenues generated by our U.S. operations, see Recent Events - Withdrawal Transaction and Revenue Trends – U.S. above.

Europe. During the year ended December 31, 2014, our Europe segment, which includes both the U.K. and Germany, experienced an increase of approximately $98.3 million in ATM operating revenues when compared to the prior year. In 2014, approximately $69.2 million of the increase was attributable to the contribution of the acquisition of Cardpoint, which was completed in August 2013. The remaining increase was primarily driven by higher interchange revenues, mainly as a result of an increase in the number of total ATMs in our U.K. business. Foreign currency exchange rate movements accounted for approximately $12.6 million of the increase. In 2013, approximately $45.5 million of the increase was attributable to the contribution of the acquisition of Cardpoint completed during the year. The remaining increase was primarily driven by higher interchange revenues as a result of higher transactions primarily as a result of unit growth and higher non-monetary transactions on our ATMs in the U.K. during 2013 over 2012, partially offset by slightly lower interchange rates.

For additional information on recent trends that have impacted, and may continue to impact, the revenues generated by our U.K. operations, see Recent Events - Withdrawal Transaction and Revenue Trends – U.K. above.

ATM product sales and other revenues. During the year ended December 31, 2014, ATM product sales and other revenues experienced an increase of $24.8 million when compared to prior year. This increase was attributable to higher ATM equipment sales to merchants and distributors and our acquisition of Sunwin during the fourth quarter of 2014, which contributed approximately $13.3 million of the increase. During the year ended December 31, 2013, ATM product sales and other revenues experienced a decrease of $14.5 million when compared to the prior year. This decrease was primarily due to lower equipment sales to merchants and distributors due to a lower demand for new ATMs because of regulations under the ADA that became effective during the first quarter of 2012, which drove increased demand in 2012 but did not carry through in 2013.

Cost of Revenues

	For the Years Ended December 31,
	2014	% Change	2013	% Change	2012
	(In thousands, excluding percentages)
Cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization of intangible assets)	$659,350	14.9%	$573,959	14.2%	$502,682
Cost of ATM product sales and other revenues	44,698	109.6%	21,328	(36.2)%	33,405

Total cost of revenues (exclusive of depreciation, accretion, and amortization of intangibles assets)	$704,048	18.3%	$595,287	11.0%	$536,087

Cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization of intangible assets). During the years ended December 31, 2014 and 2013, the cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization of intangible assets) increased $85.4 million and $71.3 million, respectively, when compared to the prior years. The following is a detail, by segment, of changes in the various components of the cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization of intangible assets):

	2013 to 2014 Variance
	North America	Europe	Eliminations	Total
	Increase (decrease)
	(In thousands)
Merchant commissions	$17,630	$28,503	$—	$46,133
Vault cash rental expense	10,835	2,614	—	13,449
Other costs of cash	(217)	5,143	—	4,926
Repairs and maintenance	879	5,387	—	6,266
Communications	521	2,470	—	2,991
Transaction processing	(306)	2,719	(187)	2,226
Stock-based compensation	362	—	—	362
Other expenses	2,213	6,501	324	9,038

Total increase in cost of ATM operating revenues	$31,917	$53,337	$137	$85,391

	2012 to 2013 Variance
	North America	Europe	Eliminations	Total
	Increase (decrease)
	(In thousands)
Merchant commissions	$11,975	$15,866	$—	$27,841
Vault cash rental expense	(334)	432	—	98
Other costs of cash	5,465	4,641	—	10,106
Repairs and maintenance	2,104	2,342	—	4,446
Communications	(1,042)	2,736	—	1,694
Transaction processing	1,122	4,074	(950)	4,246
Stock-based compensation	(19)	—	—	(19)
Other expenses	7,180	16,012	(327)	22,865

Total increase (decrease) in cost of ATM operating revenues	$26,451	$46,103	$(1,277)	$71,277

North America. During the years ended December 31, 2014 and 2013, cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization of intangible assets) increased $31.9 million and $26.5 million, respectively, when compared to the prior years, primarily as a result of higher ATM operating revenues. Increased costs related to businesses acquired during the periods contributed approximately $16.0 million and $4.8 million to the increases in 2014 and 2013, respectively. The remaining increases in 2014 are primarily the result of higher vault cash rental expense associated with a higher level of interest rate swaps outstanding in 2014 which drove increased expense of approximately $10.7 million. Higher transaction volumes and organic revenue growth, mostly as a result of ATM unit growth drove the remainder of the increase. The cost increases in 2013 that were not driven by acquisitions are primarily the result of higher transaction volumes and organic revenue growth mostly as a result of ATM unit growth. Vault cash rental expense decreased during 2013 compared to 2012 due to more efficient vault cash forecasting, which translated to generally lower daily vault cash balances outstanding. Communications expense decreased as a result of more favorable pricing compared to the prior year.

Europe. During the years ended December 31, 2014 and 2013, cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization of intangible assets) increased $53.3 and $46.1 million, respectively, when compared to the prior years. Our 2014 and 2013 acquisitions contributed approximately $45.3 million to the increase in cost of ATM operating revenues over 2013. The remaining increase in 2014 was primarily attributable to organic growth in revenues. Our 2013 Cardpoint acquisition contributed approximately $31.1 million to the increase in cost of ATM operating revenues in 2013 over 2012. The Other expenses category for 2013 was higher primarily due to $8.7 million in nonrecurring expenses related to retroactive property taxes assessed on certain ATMs in the U.K.

Cost of ATM product sales and other revenues. During the year ended December 31, 2014, the cost of ATM product sales and other revenues increased $23.4 million when compared to the prior year. This increase is consistent with the increase in related revenue, as discussed above, and is primarily related to increased cost of sales associated with equipment sales and cost of sales related to the Sunwin acquisition. During the year ended December 31, 2013, cost of ATM product sales and other revenues decreased $12.1 million when compared to the prior year, which is consistent with the decrease in related revenue, as discussed above, and is primarily related to decreased equipment sales activity in this year.

Gross Profit Margin

	For the Years Ended December 31,
	2014	2013	2012
ATM operating gross profit margin:
Exclusive of depreciation, accretion, and amortization of intangible assets	34.6%	32.8%	32.4%
Inclusive of depreciation, accretion, and amortization of intangible assets	24.7%	22.6%	22.4%
ATM product sales and other revenues gross profit margin	5.0%	4.3%	9.2%
Total gross profit margin:
Exclusive of depreciation, accretion, and amortization of intangible assets	33.3%	32.1%	31.3%
Inclusive of depreciation, accretion, and amortization of intangible assets	23.8%	22.1%	21.7%

ATM operating gross profit margin. Our ATM operating gross profit margin (exclusive of depreciation, accretion, and amortization of intangible assets) increased by 180 basis points between 2013 and 2014. Additionally, our ATM operating gross profit margin (inclusive of depreciation, accretion, and amortization of intangible assets) increased by 210 basis points between 2013 and 2014. The margin increase in 2014 over 2013 is primarily a result of our revenue growth, reduced operating costs in our U.K. business in 2014 as a percentage of revenues driven by acquisition synergy benefits realized, and an $8.7 million charge related to retroactive business rates (property taxes) in the U.K. recorded in 2013 that did not reoccur in 2014. Our ATM operating gross profit margin (both exclusive and inclusive of depreciation, accretion, and amortization of intangible assets) was relatively consistent from 2012 to 2013, in spite of the $8.7 million charge related to retroactive business rates (property taxes) in the U.K, recorded in 2013. Absent the retroactive business rates, our gross profit margins would have been up over 100 basis points from 2012 to 2013, driven by our revenue growth. We expect that our gross profit margin for 2015 will be relatively consistent with 2014.

ATM product sales and other revenues gross profit margin. Our gross profit margin on ATM product sales and other revenues increased by 70 basis points between 2013 and 2014 and is primarily a result of the Sunwin acquisition which was completed in the fourth quarter of 2014. Sunwin has a slightly higher gross margin than the base product sales and other category. The margin decrease in 2013 over 2012 was primarily a result of lower VAR equipment sales, which have higher margins compared to other ATM product sales.

Selling, General, and Administrative Expenses

	For the Years Ended December 31,
	2014	% Change	2013	% Change	2012
	(In thousands, excluding percentages)
Selling, general, and administrative expenses	$98,241	34.2%	$73,179	32.2%	$55,345
Stock-based compensation	15,229	33.4%	11,413	12.1%	10,180
Acquisition-related expenses	18,050	17.2%	15,400	362.2%	3,332

Total selling, general, and administrative expenses	$131,520	31.5%	$99,992	45.2%	$68,857

Percentage of total revenues:
Selling, general, and administrative expenses	9.3%		8.3%		7.1%
Stock-based compensation	1.4%		1.3%		1.3%
Acquisition-related expenses	1.7%		1.8%		0.4%
Total selling, general, and administrative expenses	12.5%		11.4%		8.8%

Selling, general, and administrative expenses (“SG&A expenses”), excluding stock-based compensation and acquisition-related expenses. SG&A expenses, excluding stock-based compensation and acquisition-related expenses, increased $25.1 million and $17.8 million for the years ended December 31, 2014 and 2013, respectively, when compared to the prior years. The increase during the year ended December 31, 2014 was primarily due to higher payroll-related costs compared to 2013 due to increased headcount, including employees added from the acquisitions completed during 2014 and 2013 and increased costs related to strengthening our information technology and product development organizations. The increase during the year ended December 31, 2013 was due to higher payroll-related costs compared 2012 due to increased headcount, including employees added from the acquisitions completed between the periods and higher marketing and professional expenses.

Stock-based compensation. Stock-based compensation increased $3.8 million during the year ended December 31, 2014 compared to 2013 primarily due to an increase in employee count. Stock-based compensation also increased during the year ended December 31, 2013 compared to 2012 due to restricted stock grants to new employees and the issuance of restricted stock units to employees under our Long Term Incentive Plan (“LTIP”). For additional details on equity awards, see Item 8. Financial Statements and Supplementary Data, Note 3, Stock-Based Compensation.

Acquisition-related expenses. Acquisition-related expenses consist of the following major components: (1) legal and professional costs incurred to complete acquisitions; (2) certain nonrecurring integration and transition-related costs; (3) contract termination costs for certain acquired businesses; and (4) other costs. During 2014, we completed two significant acquisitions – Welch in the U.S. and Sunwin in the U.K., both of which drove a significant amount of acquisition-related expenses. During 2013, we completed several acquisitions, including Cardpoint, based in the U.K., which drove the majority of acquisition-related expenses in that period.

Depreciation and Accretion Expense

	For the Years Ended December 31,
	2014	% Change	2013	% Change	2012
	(In thousands, excluding percentages)
Depreciation expense	$73,063	11.2%	$65,703	11.6%	$58,897
Accretion expense	2,559	(7.9)%	2,777	6.7%	2,602

Depreciation and accretion expense	$75,622	10.4%	$68,480	11.4%	$61,499

Percentage of total revenues:
Depreciation expense	6.9%		7.5%		7.5%
Accretion expense	0.2%		0.3%		0.3%
Depreciation and accretion expense	7.2%		7.8%		7.9%

Depreciation expense. Depreciation expense increased during the year ended December 31, 2014 compared to 2013 primarily as a result of the deployment of additional Company-owned ATMs as a result of our organic ATM unit growth and the ATMs acquired through various acquisitions during 2013 and 2014. Depreciation expense also increased during the year ended December 31, 2013 compared to 2012 primarily as a result of the deployment of additional Company-owned ATMs as a result of our organic ATM unit growth, acquisitions completed in 2013 and new ATMs purchased to replace older non-ADA-compliant ATMs, and ATMs acquired through various acquisitions.

Accretion expense. Accretion expense decreased slightly during the year ended December 31, 2014 compared to 2013 primarily due to a change in accounting estimate regarding our future costs associated with asset retirement obligations. Accretion expense increased during the year ended December 31, 2013 compared to 2012 due to establishing additional asset retirement obligations in connection with newly deployed ATMs and acquired ATMs. When we install our ATMs, we estimate the fair value of future retirement obligations associated with those ATMs, including the anticipated costs to deinstall, and in some cases restore the ATM site, at certain merchant locations. Accretion expense represents the increase of this liability from the original discounted net present value to the amount we ultimately expect to incur.

Amortization of Intangible Assets

	For the Years Ended December 31,
	2014	% Change	2013	% Change	2012
	(In thousands, excluding percentages)
Amortization expense	$35,768	30.8%	$27,336	25.9%	$21,712
Percentage of total revenues	3.4%		3.1%		2.8%

Amortization of intangible assets relates primarily to merchant contracts and relationships recorded in connection with purchase price accounting valuations for completed acquisitions. The increases in amortization of intangible assets during the past two years compared to prior years were due to the addition of intangible assets from the acquisitions completed during the respective periods.

Loss on Disposal of Assets

	For the Years Ended December 31,
	2014	% Change	2013	% Change	2012
	(In thousands, excluding percentages)
Loss on disposal of assets	$3,224	15.6%	$2,790	56.1%	$1,787
Percentage of total revenues	0.3%		0.3%		0.2%

Loss on disposal of assets increased during the year ended December 31, 2014 compared to 2013 primarily as a result of certain ATMs that were removed that were not fully depreciated and were determined unlikely to be redeployed. Loss on disposal of assets increased during the year ended December 31, 2013 compared to 2012 primarily as a result of de-installing certain underperforming ATMs in Mexico.

Interest Expense, Net

	For the Years Ended December 31,
	2014	% Change	2013	% Change	2012
	(In thousands, excluding percentages)
Interest expense, net	$20,776	(1.8)%	$21,155	—%	$21,161
Amortization of deferred financing costs and note discount	13,036	575.1%	1,931	115.5%	896

Total interest expense, net	$33,812	46.5%	$23,086	4.7%	$22,057

Percentage of total revenues	3.2%		2.6%		2.8%

Interest expense, net. Interest expense, net, decreased for the year ended December 31, 2014 when compared to 2013 as a result of the 2014 retirement of our 8.250% senior subordinated notes due 2018 (the “2018 Notes”) and the issuance of lower rate 5.125% senior notes due 2022 (the “2022 Notes”) during the third quarter of 2014. Interest expense, net, remained consistent for the year ended December 31, 2013 when compared to 2012 as a result of similar average outstanding debt balances during the years.

Amortization of deferred financing costs and note discount. Amortization of deferred financing costs and note discount during the year ended December 31, 2014 was higher compared to 2013 primarily as a result of our issuance of $287.5 million of Convertible Notes (the “Convertible Notes”) in November 2013. As the Convertible Notes contain an embedded option feature, we attributed $71.7 million of the proceeds from these Convertible Notes to additional paid-in capital at the time of funding. This resulted in an effective note discount, which is being accreted over the term of the Convertible Notes, and this discount accretion on the notes drove the majority of the year-over-year increase in this expense. We also incurred $4.9 million in fees in conjunction with the issuance of the Convertible Notes, which are being amortized over the life of the Convertible Notes. In April 2014, we also amended and restated our existing credit agreement and incurred approximately $1.0 million in fees which are being amortized over the term of the revolving credit facility, which runs through April 2019. Additionally, in July 2014 we incurred additional financing costs of approximately $4.1 million associated with the issuance of our 2022 Notes and this amount is being amortized over the life of the 2022 Notes. Finally, we also recorded a $3.9 million pre-tax charge during the year ended December 31, 2014 to write off the unamortized deferred financing costs associated with our 2018 Notes, which were retired during 2014. Amortization of deferred financing costs and note discount during the year ended December 31, 2013 was higher compared to 2012 due to the amortization of deferred financing costs and note discount related to the Convertible Notes.

For additional information, see Item 8. Financial Statements and Supplementary Data, Note 10, Long-Term Debt.

Redemption Costs for Early Extinguishment of Debt

In connection with the early extinguishment of the 2018 Notes, we recorded a $9.1 million pre-tax charge related to the premium paid for the redemption, which is included in the Redemption costs for early extinguishment of debt line item in the accompanying Consolidated Statements of Operations in the year ended December 31, 2014.

Income Tax Expense

	For the Years Ended December 31,
	2014	% Change	2013	% Change	2012
	(In thousands, excluding percentages)
Income tax expense	$28,174	(32.9)%	$42,018	55.6%	$27,009

Effective tax rate	44.5%		67.1%		38.4%

Income tax expense for the year ended December 31, 2014 relates primarily to consolidated income generated from the Company’s U.S. operations. The decrease in income tax expense, compared to the prior year, is primarily related to a $13.8 million charge recorded during the year ended December 31, 2013 related to a write-off of deferred tax assets that were no longer realizable as a result of an internal restructuring in that period.

Non-GAAP Financial Measures

Included below are certain non-GAAP financial measures that we use to evaluate the performance of our business. We believe that the presentation of these measures and the identification of unusual or certain nonrecurring adjustments and non-cash items enhance an investor’s understanding of the underlying trends in our business and provide for better comparability between periods in different years. EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Gross Profit Margin, and Free Cash Flow are non-GAAP financial measures provided as a complement to results prepared in accordance with U.S. GAAP and may not be comparable to similarly-titled measures reported by other companies.

Adjusted EBITDA excludes depreciation, accretion, and amortization expense as these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. Adjusted EBITDA also excludes acquisition-related expenses, certain other non-operating and nonrecurring costs, loss on disposal of assets, our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures, and an adjustment for non-controlling interest. Adjusted Net Income represents net income computed in accordance with GAAP, before amortization expense, loss on disposal of assets, stock-based compensation expense, certain other expense (income) amounts, nonrecurring expenses, and acquisition-related expenses, and using an assumed tax rate of 32% for the twelve months ended December 31, 2014, 35% through June 30, 2013 and 33.5% from July 1, 2013 through December 31, 2013, with certain adjustments for non-controlling interests. Adjusted Gross Profit Margin is calculated excluding certain nonrecurring costs from the cost of ATM operating revenues. Adjusted EBITDA %, Adjusted Pre-tax %, and Adjusted Net Income % are calculated by taking the respective non-GAAP financial measures over GAAP total revenues. Adjusted Net Income per diluted share is calculated by dividing Adjusted Net Income by average weighted diluted shares outstanding. Free Cash Flow is defined as cash provided by operating activities less payments for capital expenditures, including those financed through direct debt but excluding acquisitions. The measure of Free Cash Flow does not take into consideration certain other non-discretionary cash requirements such as, for example, mandatory principal payments on portions of our long-term debt.

The non-GAAP financial measures presented herein should not be considered in isolation or as a substitute for operating income, net income, cash flows from operating, investing, or financing activities, or other income or cash flow statement data prepared in accordance with U.S. GAAP.

A reconciliation of EBITDA, Adjusted EBITDA, Adjusted Gross Profit Margin, and Adjusted Net Income to Net Income Attributable to Controlling Interests, their most comparable U.S. GAAP financial measure, and a reconciliation of Free Cash Flow to cash provided by operating activities, the most comparable U.S. GAAP financial measure, are presented as follows:

Reconciliation of Net Income Attributable to Controlling Interests to EBITDA, Adjusted EBITDA, and Adjusted Net Income

	For the Years Ended December 31,
	2014	2013	2012
	(In thousands, except share and per share amounts)
Net income attributable to controlling interests	$37,140	$23,816	$43,591
Adjustments:
Interest expense, net	20,776	21,155	21,161
Amortization of deferred financing costs and note discount	13,036	1,931	896
Redemption costs for early extinguishment of debt	9,075	—	—
Income tax expense	28,174	42,018	27,009
Depreciation and accretion expense	75,622	68,480	61,499
Amortization of intangible assets	35,768	27,336	21,712

EBITDA	$219,591	$184,736	$175,868

Add back:
Loss on disposal of assets	3,224	2,790	1,787
Other income	(1,616)	(3,150)	(1,830)
Noncontrolling interests (1)	(1,745)	(2,399)	(1,668)
Stock-based compensation expense (2)	16,432	12,290	11,072
Acquisition-related expenses (3)	18,050	15,400	3,332
Other adjustments to cost of ATM operating revenues (4)	—	8,670	—
Other adjustments to selling, general, and administrative expenses (5)	—	505	972

Adjusted EBITDA	$253,936	$218,842	$189,533

Less:
Interest expense, net (2)	20,745	21,057	20,990
Depreciation and accretion expense (2)	74,314	66,857	59,983

Adjusted pre-tax income	158,877	130,928	108,560
Income tax expense (6)	50,840	44,777	37,996

Adjusted Net Income	$108,037	$86,151	$70,564

Adjusted Net Income per share	$2.44	$1.94	$1.62

Adjusted Net Income per diluted share	$2.41	$1.93	$1.61

Weighted average shares outstanding - basic	44,338,408	44,371,313	43,469,175

Weighted average shares outstanding - diluted	44,867,304	44,577,635	43,875,332

(1)	Noncontrolling interests adjustment made such that Adjusted EBITDA includes only our 51% ownership interest in the Adjusted EBITDA of our Mexico subsidiary.
(2)	Amounts exclude 49% of the expenses incurred by our Mexico subsidiary as such amounts are allocable to the noncontrolling interest stockholders.
(3)	Acquisition-related expenses include nonrecurring costs incurred for professional and legal fees and certain transition and integration-related costs, including contract termination costs and facility exit costs, related to acquisitions.
(4)	Adjustment to cost of ATM operating revenues for the year ended December 31, 2013 is related to the nonrecurring charge for retroactive property taxes on certain ATM locations in the U.K.
(5)	Adjustment to selling, general, and administrative expenses in 2013 represents nonrecurring severance related costs associated with management of our U.K. operation.
(6)	Calculated using our estimated long-term, cross-jurisdictional effective cash tax rate of 32% for the year ended December 31, 2014, 35% through June 30, 2013 and 33.5% from July 1 through December 31, 2013.

Reconciliation of Adjusted Gross Profit Margin

	For the Year Ended December 31, 2014
	As reported (GAAP)	Adjustments	Adjusted (Non-GAAP)
	(In thousands)
Total revenues	$1,054,821	$—	$1,054,821
Total cost of revenues (1)	704,048	—	704,048

Gross profit	$350,773	$—	$350,773
Gross profit margin	33.3%		33.3%

	For the Year Ended December 31, 2013
	As reported (GAAP)	Adjustments	Adjusted (Non-GAAP)
	(In thousands)
Total revenues	$876,486	$—	$876,486
Total cost of revenues (1)	595,287	(8,670)	586,617

Gross profit	$281,199	$8,670	$289,869
Gross profit margin	32.1%		33.1%

(1)	Adjustment to cost of ATM operating revenues is related to the nonrecurring charge for retroactive property taxes on certain ATM locations in the U.K

Calculation of Free Cash Flow

	Years Ended December 31,
	2014	2013	2012
	(In thousands)
Cash provided by operating activities	$188,553	$183,557	$136,388
Payments for capital expenditures:
Cash used in investing activities, excluding acquisitions	(109,909)	(77,153)	(92,803)

Free cash flow	$78,644	$106,404	$43,585

Liquidity and Capital Resources

Overview

As of December 31, 2014, we had $31.9 million in cash and cash equivalents on hand and $612.7 million in outstanding long-term debt.

We have historically funded our operations primarily through cash flows from operations, borrowings under our revolving credit facilities, and the issuance of debt and equity securities. Furthermore, we have historically used cash to invest in additional ATMs, either through the acquisition of ATM networks or through organically-generated growth. We have also used cash to fund increases in working capital and to pay interest and principal amounts outstanding under our borrowings. Because we collect a sizable portion of our cash from sales on a daily basis but generally pay our merchants and vendors on 30-day terms and are not required to pay certain of our merchants until 20 days after the end of each calendar month, we are able to utilize the excess available cash flow to reduce borrowings made under our revolving credit facility and to fund our ongoing capital expenditure program. Accordingly, it is not uncommon for us to reflect a working capital deficit position on our Consolidated Balance Sheet.

We believe that our cash on hand and our current revolving credit facility will be sufficient to meet our working capital requirements and contractual commitments for the next 12 months. We expect to fund our working capital needs from cash flows generated from our operations and borrowings under our revolving credit facility, to the extent needed. As we expect to continue to generate positive free cash flow in 2014 and beyond, we expect to repay the amounts outstanding under our revolving credit facility absent any acquisitions. See additional discussion under Financing Facilities below.

Operating Activities

Net cash provided by operating activities totaled $188.6 million, $183.6 million, and $136.4 million during the years ended December 31, 2014, 2013, and 2012, respectively. The slight increase from 2013 to 2014 was attributable to increased income from operations, partly offset by higher amounts paid for cash taxes during 2014. The increase from 2012 to 2013 was related to a combination of growth in income from operations excluding non-cash items such as stock-based compensation, depreciation, and amortization of intangible assets and net decreases in various working capital accounts.

Investing Activities

Net cash used in investing activities totaled $336.9 million, $266.7 million, and $113.8 million for the years ended December 31, 2014, 2013, and 2012. The increase from 2013 to 2014 was primarily the result of the cash paid, net of cash acquired, for the acquisitions completed during the year and higher capital expenditures. The increase from 2012 to 2013 was primarily the result of the cash paid, net of cash acquired, for the acquisitions completed during the year, partially offset by lower capital expenditures.

Anticipated Future Capital Expenditures. We currently anticipate that the majority of our capital expenditures for the foreseeable future will be driven by organic growth projects, including the purchase of ATMs for existing as well as new ATM management agreements and various compliance requirements as discussed in Recent Events – Europay, MasterCard, Visa (“EMV”). We expect that our capital expenditures for 2015 will total approximately $140 million to $150 million, the majority of which is expected to be utilized to purchase additional ATMs for our existing merchant account base and new merchant locations we expect to gain during 2015. Additionally, we anticipate spending a portion of our estimated capital expenditures on technology upgrades, compliance and capability enhancements to our existing devices. We expect such expenditures to be funded primarily through cash generated from our operations and borrowings under our revolving credit facility.

Acquisitions. We continue to evaluate acquisition opportunities that complement our existing business. We believe that expansion opportunities continue to exist in all of our current markets, as well as in other international markets, and we will continue to pursue those opportunities as they arise. Such acquisition opportunities, individually or in the aggregate, could be material and may be funded by additional borrowing under our revolving credit facility or other financial sources that may be available to us.

Financing Activities

Net cash provided by (used in) financing activities totaled $99.2 million, $155.0 million, and $(14.1) million for the years ended December 31, 2014, 2013, and 2012, respectively. The net cash inflow during the year ended December 31, 2014 was primarily related to the net cash proceeds received from our 2022 Notes and additional borrowings on our revolving credit facility, partly offset by the retirement of our 2018 Notes. The net cash provided during the year ended December 31, 2013 was primarily due to the $254.2 million net proceeds received from our issuance of the Convertible Notes.

Financing Facilities

As of December 31, 2014, we had approximately $612.7 million in outstanding long-term debt, which was primarily comprised of: (1) $287.5 million of the Convertible Notes of which $225.4 million was recorded on our balance sheet net of the unamortized note discount, (2) $250.0 million of the 2022 Notes, and (3) $137.3 million in borrowings under our revolving credit facility.

Revolving Credit Facility. As of December 31, 2014, we had a $375.0 million revolving credit facility that was led by a syndicate of banks including JPMorgan Chase, N.A. and Bank of America, N.A. This revolving credit facility provides us with $375.0 million in available borrowings and letters of credit (subject to the covenants contained within the Credit Agreement governing the revolving credit facility) and can be increased to up to $500.0 million under certain conditions and subject to additional commitments from the lender group. In addition, the revolving credit facility includes a sub-limit of up to $30.0 million for letters of credit, a sub-limit of up to $25.0 million for swingline loans and a sub-limit of up to the equivalent amount of $125.0 million for loans in currencies other than U.S. Dollars. The revolving credit facility has a termination date of April 2019.

Borrowings (not including swingline loans and alternative currency loans) under the revolving credit facility accrue interest at our option at either the Alternate Base Rate (as defined in the Credit Agreement) or the Adjusted LIBO Rate (as defined in the Credit Agreement) plus a margin depending on the our most recent Total Net Leverage Ratio (as defined in the Credit Agreement). The margin for Alternative Base Rate loans varies between 0% to 1.25% and the margin for Adjusted LIBO Rate loans varies between 1.00% to 2.25%. Swingline loans bear interest at the Alternate Base Rate plus a margin as described above. The alternative currency loans bear interest at the Adjusted LIBO Rate for the relevant currency as described above. Substantially all of our domestic assets, including the stock of our wholly-owned domestic subsidiaries and 66% of the stock of our first-tier foreign subsidiaries, are pledged as collateral to secure borrowings made under the revolving credit facility. Furthermore, each of our material wholly-owned domestic subsidiaries has guaranteed the full and punctual payment of the obligations under the revolving credit facility. Additionally, no more than 40% of our Consolidated Adjusted EBITDA (as defined in the Credit Agreement) or the book value of the aggregate consolidated assets may be attributable to restricted subsidiaries that are not guarantors under the Credit Agreement. There are currently no restrictions on the ability of our subsidiaries to declare and pay dividends to us.

The Credit Agreement contains representations, warranties and covenants that are customary for similar credit arrangements, including, among other things, covenants relating to (i) financial reporting and notification, (ii) payment of obligations, (iii) compliance with applicable laws, and (iv) notification of certain events. Financial covenants in the revolving credit facility require us to maintain: (i) as of the last day of any fiscal quarter, a Senior Secured Net Leverage Ratio (as defined in the Credit Agreement) of no more than 2.25 to 1.00; (ii) as of the last day of any fiscal quarter, a Total Net Leverage Ratio of no more than 4.00 to 1.00; and (iii) as of the last day of any fiscal quarter, a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of no more than 1.50 to 1. Additionally, we are limited on the amount of restricted payments, including dividends, which we can make pursuant to the terms of the Credit Agreement; however, we may generally make restricted payments so long as no event of default has occurred and is continuing and our total net leverage ratio is less than 3.0 to 1.0 at the time such restricted payment is made.

As of December 31, 2014, the weighted-average interest rate on our outstanding revolving credit facility borrowings was approximately 2.2%. Additionally, as of December 31, 2014, we were in compliance with all the covenants contained within the facility and would continue to be in compliance even in the event of substantially higher borrowings or substantially lower earnings.

As of December 31, 2014, we had approximately $235.6 million in available borrowing capacity under the $375.0 million revolving credit facility.

$200.0 Million 8.25% Senior Subordinated Notes due 2018. During the year ended December 31, 2014, we repurchased $20.6 million of the 2018 Notes in the open market. In addition, we received tenders and consents from the holders of $64.0 million of the 2018 Notes pursuant to a cash tender offer. Pursuant to the terms of the 2018 Notes, we redeemed the remaining $115.4 million of the 2018 Notes outstanding on September 2, 2014 at a price of 104.125% and effectively retired all of the outstanding 2018 Notes.

In connection with the retirement of the 2018 Notes, we recorded a $3.9 million pre-tax charge during the year ended December 31, 2014 to write off the unamortized deferred financing costs associated with the 2018 Notes, which are included in the Amortization of deferred financing costs and note discount line item in the accompanying Consolidated Statements of Operations. Additionally, we recorded a $9.1 million pre-tax charge related to the premium paid for the redemption, which is included in the Redemption costs for early extinguishment of debt line item in the accompanying Consolidated Statements of Operations in the year ended December 31, 2014.

$287.5 Million 1.00% Convertible Senior Notes due 2020. In November 2013, we completed a private placement of $287.5 million in Convertible Notes that pay interest semi-annually at a rate of 1.00% per annum and mature on December 1, 2020. There are no restrictive covenants associated with these Convertible Notes. In connection with the Convertible Notes, we also entered into Note Hedges at a purchase price of $72.6 million, and sold Warrants for proceeds of $40.5 million, the net effect of which was to raise the effective conversion price of the Convertible Notes to $73.29. We are required to pay interest semi-annually on June 1st and December 1st, and to make principal payments on the Convertible Notes at maturity or upon conversion. We are permitted to settle any conversion obligation under the Convertible Notes, in excess of the principal balance, in cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. We intend to satisfy any conversion premium by issuing shares of our common stock. For additional details, see Item 8. Financial Statements and Supplementary Data, Note 10. Long-Term Debt.

$250.0 Million 5.125% Senior Notes due 2022. On July 28, 2014, we issued the 2022 Notes pursuant to an indenture dated July 28, 2014 among us, our subsidiary guarantors and Wells Fargo Bank, National Association, as trustee. Interest on the 2022 Notes is payable semi-annually in cash in arrears on February 1 and August 1 of each year, and commenced on February 1, 2015. As of December 31, 2014, we were in compliance with all applicable covenants required under the 2022 Notes.

Effects of Inflation

Our monetary assets, consisting primarily of cash and receivables, are not significantly affected by inflation. Our non-monetary assets, consisting primarily of tangible and intangible assets, are not affected by inflation. We believe that replacement costs of equipment, furniture, and leasehold improvements will not materially affect our operations. However, the rate of inflation affects our expenses, such as those for employee compensation and telecommunications, which may not be readily recoverable in the price of services offered by us.

Contractual Obligations

The following table reflects our significant contractual obligations and other commercial commitments as of December 31, 2014:

	Payments Due by Period
	2015	2016	2017	2018	2019	Thereafter	Total
	(In thousands)
Long-term debt obligations:
Principal (1)	$35	$—	$—	$—	$137,292	$537,500	$674,827
Interest (2)	18,713	18,713	18,713	18,713	16,696	35,734	127,282
Operating leases	6,663	5,187	3,668	2,820	1,184	2,429	21,951
Merchant space leases	5,990	4,661	2,684	2,030	823	285	16,473
Other (3)	20,913	1,350	1,350	432	—	—	24,045

Total contractual obligations	$52,314	$29,911	$26,415	$23,995	$155,995	$575,948	$864,578

(1)	Represents the $250.0 million face value of our senior notes, $287.5 million face value of our convertible notes, and $137.3 million outstanding under our revolving credit facility.
(2)	Represents the estimated interest payments associated with our long-term debt outstanding as of December 31, 2014, assuming current interest rates and consistent amount of debt outstanding over the periods presented in the table above.
(3)	Represents commitment to purchase $13.8 million of ATMs and equipment for our North America segment and $6.3 million of ATMs and equipment for our Europe segment, and $4.0 million of minimum service requirements for certain gateway and processing fees.

Critical Accounting Policies and Estimates

Our consolidated financial statements included in this 2014 Form 10-K have been prepared in accordance with U.S. GAAP, which require that management make numerous estimates and assumptions. Actual results could differ from those estimates and assumptions, thus impacting our reported results of operations and financial position. The critical accounting policies and estimates described in this section are those that are most important to the depiction of our financial condition and results of operations and the application of which requires management’s most subjective judgments in making estimates about the effect of matters that are inherently uncertain. We describe our significant accounting policies more fully in Item 8. Financial Statements and Supplementary Data, Note 1, Basis of Presentation and Summary of Significant Accounting Policies.

Goodwill and Intangible Assets. We have accounted for our acquisitions as business combinations in accordance with U.S. GAAP. Accordingly, the amounts paid for acquisitions have been allocated to the assets acquired and liabilities assumed based on their respective fair values as of each acquisition date. Intangible assets that met the criteria established by U.S. GAAP for recognition apart from goodwill included the acquired ATM operating agreements and related customer relationships, branding agreements, technology, trade names, and the non-compete agreements entered into in connection with certain acquisitions. The excess of the cost of the above acquisitions over the net of the amounts assigned to the tangible and intangible assets acquired and liabilities assumed is reflected as goodwill in our consolidated financial statements.

Goodwill and other intangible assets that have indefinite useful lives are not amortized, but instead are tested at least annually for impairment, and intangible assets that have finite useful lives are amortized over their estimated useful lives. We follow the specific guidance provided in U.S. GAAP for testing goodwill and other non-amortized intangible assets for impairment. Although we adopted the guidance that allows companies to first make qualitative assessments to determine whether it is more likely than not that the asset is impaired, we continue to perform quantitative assessments. The guidance requires management to make certain estimates and assumptions in order to allocate goodwill to reporting units and to determine the fair value of a reporting unit’s net assets and liabilities, including, among other things, an assessment of market condition, projected cash flows, interest rates, and growth rates, which could significantly impact the reported value of goodwill and other intangible assets. Furthermore, this requirement exposes us to the possibility that changes in market conditions could result in potentially significant impairment charges in the future. We have determined the reporting units based on whether the components within our geographical segments were managed separately from the rest of the segment and if discrete financials were available for that component. For the year ended December 31, 2014, we performed our annual goodwill impairment test for five separate reporting units: (1) our U.S. operations; (2) the acquired ATM operations in the U.K. from Bank Machine and Cardpoint; (3) the acquired CCS Mexico (subsequently renamed to Cardtronics Mexico) operations; (4) the acquired Canadian operations (Mr. Cash, subsequently renamed to Cardtronics Canada); and (5) the acquired German operations from Cardpoint.

We evaluate the recoverability of our goodwill and non-amortized intangible assets by estimating the future discounted cash flows of the reporting units to which the goodwill and non-amortized intangible assets relate. We use discount rates corresponding to our cost of capital, risk-adjusted as appropriate, to determine the discounted cash flows, and consider current and anticipated business trends, prospects, and other market and economic conditions when performing our evaluations. These evaluations are performed on an annual basis at a minimum, or more frequently based on the occurrence of events that might indicate a potential impairment. Examples of events that might indicate impairment include, but are not limited to, the loss of a significant contract, a material change in the terms or conditions of a significant contract or significant decreases in revenues associated with a contract or business.

Valuation of Long-lived Assets. We place significant value on the installed ATMs that we own and manage in merchant locations and the related acquired merchant contracts/relationships. Long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment at least annually, and whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We test our acquired merchant contract/relationship intangible assets for impairment quarterly, along with the related ATMs, on an individual contract/relationship basis for our significant acquired contracts/relationships, and on a pooled or portfolio basis (by acquisition) for all other acquired contracts/relationships.

In determining whether a particular merchant contract/relationship is significant enough to warrant a separate identifiable intangible asset, we analyze a number of relevant factors, including: (1) estimates of the historical cash flows generated by such contract/relationship prior to its acquisition; (2) estimates regarding our ability to increase the contract/relationship’s cash flows subsequent to the acquisition through a combination of lower operating costs, the deployment of additional ATMs, and the generation of incremental revenues from increased surcharges and/or new bank branding arrangements; and (3) estimates regarding our ability to renew such contract/relationship beyond its originally scheduled termination date. An individual contract/relationship, and the related ATMs, could be impaired if the contract/relationship is terminated sooner than originally anticipated, or if there is a decline in the number of transactions related to such contract/relationship without a corresponding increase in the amount of revenue collected per transaction. A portfolio of purchased contract intangibles, including the related ATMs, could be impaired if the contract attrition rate is materially more than the rate used to estimate the portfolio’s initial value, or if there is a decline in the number of transactions associated with such portfolio without a corresponding increase in the revenue collected per transaction. Whenever events or changes in circumstances indicate that a merchant contract/relationship intangible asset may be impaired, we evaluate the recoverability of the intangible asset, and the related ATMs, by measuring the related carrying amounts against the estimated undiscounted future cash flows associated with the related contract or portfolio of contracts. Should the sum of the expected future net cash flows be less than the carrying values of the tangible and intangible assets being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying values of the ATMs and intangible assets exceeded the calculated fair value.

Income Taxes. Income tax provisions are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and income before taxes and between the tax basis of assets and liabilities and their reported amounts in our financial statements. We include deferred tax assets and liabilities in our financial statements at currently enacted income tax rates. As changes in tax laws or rates are enacted, we adjust our deferred tax assets and liabilities our through income tax provision.

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In the event we do not believe we will be able to utilize the related tax benefits associated with deferred tax assets, we record valuation allowances to reserve for the assets.

Asset Retirement Obligations. We estimate the fair value of future retirement obligations associated with our ATMs, including costs associated with deinstalling the ATMs and, in some cases, refurbishing the related merchant locations. Such estimates are based on a number of assumptions, including (1) the types of ATMs that are installed, (2) the relative mix where those ATMs are installed (i.e., whether such ATMs are located in single-merchant locations or in locations associated with large, geographically-dispersed retail chains), and (3) whether we will ultimately be required to refurbish the merchant store locations upon the removal of the related ATMs. Additionally, we are required to make estimates regarding the timing of when such retirement obligations will be incurred. We utilize a pooled approach in calculating and managing our retirement obligations, as opposed to a specific machine-by-machine approach, by pooling the retirement obligation of assets based on the estimated deinstallation dates. We periodically review the reasonableness of the retirement obligations balance by obtaining the current machine count and updated estimates to deinstall such machines.

The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred and can be reasonably estimated. Such asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s estimated useful life. Fair value estimates of liabilities for asset retirement obligations generally involve discounted future cash flows. Periodic accretion of such liabilities due to the passage of time is recorded as an operating expense in the accompanying consolidated financial statements. Upon settlement of the liability, we recognize a gain or loss for any difference between the settlement amount and the liability recorded.

Share-Based Compensation. We calculate the fair value of stock-based instruments awarded to employees and directors on the date of grant and recognize the calculated fair value, net of estimated forfeitures, as compensation expense over the requisite service periods of the related awards. In determining the fair value of our share-based awards, we are required to make certain assumptions and estimates, including (1) the number of awards that may ultimately be granted to and forfeited by the recipients, (2) the expected term of the underlying awards, and (3) the future volatility associated with the price of our common stock. Such estimates, and the basis for our conclusions regarding such estimates for the year ended December 31, 2014, are outlined in detail in Item 8, Financial Statements and Supplementary Data, Note 3, Stock-Based Compensation.

Derivative Financial Instruments. We recognize all of our derivative instruments as either assets or liabilities in our Consolidated Balance Sheets at fair value. The accounting for changes in the fair value (e.g., gains or losses) of those derivative instruments depends on (1) whether such instruments have been designated (and qualify) as part of a hedging relationship, and (2) on the type of hedging relationship actually designated. For derivative instruments that are designated and qualify as hedging instruments, we designate the hedging instrument, based upon the exposure being hedged, as a cash flow hedge, a fair value hedge, or a hedge of a net investment in a foreign operation. These instruments are valued using pricing models based on significant other observable inputs (Level 2 inputs under the fair value hierarchy established by U.S. GAAP), while taking into account the nonperformance risk of the party that is in the liability position with respect to each trade. As of December 31, 2014, all of our derivatives were designated as cash flow hedges, and, accordingly, changes in the fair values of such derivatives have been reflected in the accumulated other comprehensive loss line in the accompanying Consolidated Balance Sheet. See Item 8. Financial Statements and Supplementary Data, Note 15, Derivative Financial Instruments for more details on our derivative financial instrument transactions.

Convertible Notes. We are party to various derivative instruments related to the issuance of our Convertible Notes. As of December 31, 2014 all of our derivative instruments related to the Convertible Notes qualified for classification within stockholders’ equity. We are required, however, for the remaining term of the Convertible Notes, to assess whether we continue to meet the stockholders’ equity classification requirements and if in any future period we fail to satisfy those requirements we would need to reclassify these instruments out of stockholders’ equity and record them as a derivative asset or liability, at which point we would be required to record any changes in fair value through earnings. See Item 8. Financial Statements and Supplementary Data, Note 10, Long-Term Debt for more details on our Convertible Notes.

New Accounting Pronouncements Issued but Not Yet Adopted

For recent accounting pronouncements not yet adopted during 2014, see Item 8. Financial Statements and Supplementary Data, Note 1(v), Recent Accounting Pronouncements Not Yet Adopted.

Commitments and Contingencies

We are subject to various legal proceedings and claims arising in the ordinary course of business. We do not expect that the outcome in any of these legal proceedings, individually or collectively, will have a material adverse effect on our financial condition, results of operations or cash flows. See Item 8. Financial Statements and Supplementary Data, Note 17, Commitments and Contingencies for additional details regarding our commitments and contingencies.